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                                                                   Exhibit 10.23

[Letterhead of Critical Therapeutics, Inc.]



August 26, 2003

Rick Finnegan
409 Lincoln Rd.
Sudbury, MA 01776

Dear Rick:

It is my pleasure to offer you the position of Vice President of Sales and Marketing at Critical Therapeutics, Inc. (the "Company"). As you know, I am excited about the contributions that I expect you will make to the success of the Company. Accordingly, if you accept this offer, I would like us to agree that you could start at Critical Therapeutics, Inc. on September 8, 2003 (the "Start Date"). This offer may be accepted by you by countersigning where indicated at the end of this letter on or before September 2, 2003.

Duties and Extent of Service

As Vice President of Sales and Marketing, you will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties as I may from time to time designate. You will report to me. As you know, your employment will be contingent upon your agreeing to abide by the rules, regulations, instructions, personnel practices, and policies of the Company and any changes therein that the Company may adopt from time to time, and your execution of the Company's standard Nondisclosure, Developments, and Non-Competition Agreement.

Compensation

In consideration of your employment with the Company, the Company will pay you a base salary of $220,000 per year, payable in accordance with the Company's standard payroll practices. You will also be eligible for a pro-rated performance based year end bonus of up to 20% of your annual salary plus stock options of up to 50,000.

You will receive a sign on bonus of $30,000 payable with your first paycheck.

You will be entitled to three weeks paid vacation annually. You will also be entitled to participate in such employee benefit plans and fringe benefits as may be offered or made available by the Company to its employees.

Stock Options

At the first meeting of the Company's Board of Directors following your Start Date, it is my intention that the Company will grant to you a stock option (the "Option") under the Company's 2000 Equity Incentive Plan (the "Plan) to purchase an aggregate of 100,000 shares (the "Option Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock"), at an exercise price equal to the fair market value of the Common Stock, as determined by the Board of Directors of the Company on the date of the grant of the Option (the "Grant Date").


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This offer is contingent upon approval by the Board of Directors of your option grant specifically. Promptly after the Grant Date, the Company and you will execute and deliver to each other the Company's then standard form of stock option agreement, evidencing the Option and the terms thereof. As you know, the Option shall be subject to, and governed by, the terms and provisions of the Plan and your stock option agreement.

Nondisclosure, Developments and Non-Competition

As you know, prior to commencing, and as a condition to your employment with the Company, all employees, including myself, are required to agree to sign a copy of the Company's standard Nondisclosure, Developments, and Non-Competition Agreement. I will be asking you to sign this agreement after you have accepted the terms of this offer below and prior to or on your Start Date.

No Conflicting Obligation and Obligations

By accepting this offer letter, you represent and warrant that the performance by you of any or all of the terms of this letter agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are or may become a party on or at an time after the Start Date or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services. You acknowledge that the employment relationship between the Company and you is at-will, and that the Company and you are each free to sever the employment relationship at any time and for whatever reason.

In the event that you are terminated without cause (included in the definition of termination with cause is non-performance, following documented steps of remediation), you will be given severance of one year's salary, payable immediately upon termination. In addition, you will be eligible to continue vesting of options during a negotiated severance period. If there is a change of control and your role changes within 12 months of change of control you will be granted the equivalent of one year's salary.

I trust that you find the terms as stated above acceptable. If so, I want to express my level of enthusiasm in bringing you on-board to this exciting new venture. I know that we will build a team capable of moving our technology through the research and development process and into the market place, creating substantial value at the same time. Your involvement as a member of this team is a critical component of this anticipated success.


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Please acknowledge your acceptance of this offer and the terms of this letter agreement by signing below and returning a copy to me.

Sincerely,



/s/ Paul Rubin
Paul Rubin, MD
CEO and President

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.

Date this 2nd day of September, 2003


/s/ Frederick Finnegan
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Rick Finnegan